Exhibit 10.2

Maximum Mortgage Contract

(332078) Z.S.Y.G.D.Z. （2022） No. 00014

Mortgagee (Full Name): China Zheshang Bank Co., Ltd. Ningbo Branch

Debtor (Full Name): Global Technology Inc.

Mortgagor (Full Name): Global Technology Inc.

WHEREAS, the Debtor and the Mortgagee will enter into a series of contracts on creditor's rights and debts (hereinafter referred to as the "Master Contract") according to the period and maximum amount as specified in Article 2 hereof, and the Mortgagor is willing to provide the maximum mortgage guarantee for the Debtor's debts owed to the Mortgagee under the Master Contract. NOW, THEREFORE, to guarantee the creditor's rights of the Mortgagee, the parties, in accordance with relevant national laws and regulations, hereby enter into this Contract through amicable negotiation.

Article 1                Representations and Warranties of the Mortgagor

(1)	The Mortgagor has obtained the necessary authorization to provide the guarantee under this Contract in accordance with relevant regulations and procedures.

(2)	The Mortgagor has the full and undisputed ownership or right to dispose of the collaterals.

(3)	The collaterals can be circulated or transferred according to law.

(4)	The collaterals have not been attached, detained, or repeatedly mortgaged and no other person holds any residence right in the collaterals. If the collaterals is attached or detained, the mortgagor shall immediately notify the mortgagee.

(5)	The Mortgagor has not concealed any information about delinquent taxes, project payments, or any other amounts in arrears under the collaterals.

(6)	The Mortgagor is fully aware of the actual use of the debts under the Master Contract, and the provision of the mortgage guarantee for the Debtor under the Master Contract is completely out of its own free will and reflects the true expression of its intent under this Contract.

(7)	If the collaterals hereunder have been leased out in whole or in part, the Mortgagor warrants that it shall inform the lessee of the mortgage created thereon and inform the Mortgagee in writing of the lease prior to the execution of this Contract, and shall not change the lease agreement.

(8)	The Mortgagor has obtained the consent from the co-owner of the collaterals with respect to the mortgage hereunder.

(9)	The collaterals are free of any other circumstances that adversely affect the exercise of the mortgage rights by the Mortgagee.

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Article 2                 Maximum Amount of the Principal Creditor's Rights Guaranteed

(1)	The principal creditor's rights guaranteed by the Mortgagor shall be the creditor's rights to which the Mortgagee is entitled in accordance with the local and foreign currency loan contracts, bank acceptance agreements, letter of credit (L/C) issuance agreements/contracts, guarantee issuance agreements, international and domestic trade financing agreements, financial derivatives agreements such as forward foreign exchange settlement and sale agreements, and other financing documents (hereinafter referred to as the "Master Contract") entered into by and between the Mortgagee and the Debtor during the period identified in 18.1 (including the inception and expiration dates of such period) and within the maximum balance of RMB (in words) specified in18.2, and the creditor's rights to the debtor through the receivable transfer (with repurchase) business, the receivable confirmation business, and the debt to the debtor formed by fulfilling the confirmation obligation for the debtor through the receivable chain platform, regardless of whether such creditor's rights have matured upon expiration of such period, and whether such creditor's rights have been incurred prior to the mortgage has maximized.

The aforementioned period only refers to the period when the debts exist. The debt occurrence time of the receivable confirmation business refers to the time when the creditor confirms such confirmation. The loan formed by the confirmation business advances is due to the creditor's confirmation obligation. Therefore, the advance/borrowing time is not restricted by the above-mentioned agreed period of this article. The amount of foreign currency business shall be converted at the selling price on the date of occurrence of the business.

(2)	During the period and within the maximum balance as specified herein, the Debtor may apply for revolving use of the aforementioned credit funds and bank credits. The inception date, expiration date, interest rate and the amount of each fund borrowed shall be subject to the certificate of indebtedness or related voucher of creditor’s rights under the Master Contract.

(3)	During the period and within the maximum balance as specified herein, when the Mortgagee grants the loan or provides other kinds of credits to the Mortgagor, the Mortgagor does not need to handle the guarantee procedures on a transaction-by-transaction basis.

(4)	The Mortgagor shall assume guarantee liabilities for any debts in their original currency incurred during the period and within the maximum balance as specified herein.

Article 3                Scope of the Mortgage Guarantee

The scope of the mortgage guarantee includes all debt principal, interest, compound interest, penalty interest, liquidated damages, and damages incurred under the Master Contract, as well as the litigation (arbitration) fees, attorney fees, disposal fees of the collaterals, ownership transfer fees, and other expenses incurred by the Mortgagee in exercising its creditor’s rights and all other expenses payable.

The mortgagor is willing to assume guarantee liabilities for the portion actually in excess of the maximum balance due to exchange rate changes.

Article 4                Collaterals

(1)	The Mortgagor agrees to use the following properties (as detailed in the List of Collaterals (No.: see 18.8) as the collaterals.

(2)	The appraised price/agreed price of the collaterals is RMB (in words) see 18.3, and the ultimate value of the collaterals shall be subject to the net income from the actual disposal of the collaterals when the mortgage rights are exercised.

Agreements on the value of the collaterals as specified in the List of Collaterals shall not serve as the basis of valuation when the Mortgagee disposes of the collaterals, nor shall it constitute any restrictions on the Mortgagee's exercise of the mortgage rights hereunder.

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Article 5                 Effect of the Mortgage Rights

The effect of the mortgage rights shall extend to the appurtenances, accessory rights, right of subrogation, attachments, mixtures, processed things, and fruits to and from the collaterals, as well as the insurance indemnities, indemnities, and compensation arising from the damage to, loss of, or expropriation of the collaterals.

Article 6                Custody of the Collaterals

(1)	The collaterals hereunder shall be kept in the custody of the Mortgagor, and the Mortgagor has the obligation to properly manage the collaterals. The Mortgagee has the right to inspect the management of the collaterals.

(2)	During the term of this Contract, without the written consent of the Mortgagee, the Mortgagor shall not gift, transfer, sell, lease, remortgage/pledge or set up residence right, or otherwise dispose of the collaterals, and shall ensure that the mortgage will not be infringed by any third party in any way. The proceeds from the transfer, lease, or sale of the collaterals by the Mortgagor with the written consent of the Mortgagee shall be used in priority for early repayment of the debts under the Master Contract or deposited with a third party agreed upon by the Mortgagor and the Mortgagee.

(3)	During the term of this Contract, if any of the collaterals is destroyed, lost, or expropriated, the Mortgagor shall take immediate and effective measures to prevent further losses while notifying the Mortgagee promptly. The insurance indemnities, indemnities, and compensation received by the Mortgagor as a result thereof shall be used in priority for early repayment of the debts under the Master Contract.

(4)	If the collaterals decrease in value during the term of this Contract, the Mortgagor shall restore the value of the collaterals or provide another guarantee equivalent to the reduced value to the satisfaction of the Mortgagee. If the Mortgagor refuses to do so, the Mortgagee has the right to accelerate the maturity of the debts under the Master Contract through which the Debtor could be required to repay its debts or the Mortgagee could exercise the mortgage rights without being subject to the term of this Contract.

Article 7                Insurance of the Collaterals

(1)	The Mortgagor shall procure sufficient insurance for the collaterals as required by the Mortgagee, naming the Mortgagee as the primary beneficiary, and the insurance policy shall not contain any clause restricting the rights and interests of the Mortgagee. If the Mortgagor cannot procure the insurance for the collaterals at a time for reasons attributable to the insurance institution, the Mortgagor shall promptly handle the renewal procedures, to ensure the uninterrupted property insurance for the collaterals during the term of this Contract.

(2)	The Mortgagor shall deliver the original of the insurance policy for the collaterals into the custody of the Mortgagee.

(3)	During the term of this Contract, the Mortgagor shall not interrupt or revoke the insurance policy of the collaterals for any reasons whatsoever. In case of interruption of the insurance, the Mortgagee has the right to procure the insurance on behalf of the Mortgagor.

(4)	In case of any insured event involving the collaterals, the insurance indemnities shall be used in priority for repayment of the debts under the Master Contract or deposited with a third party agreed upon by the Mortgagor and the Mortgagee.

Article 8               Mortgage Registration

The Mortgagor must complete the mortgage registration procedures with the competent registration authority within 7 working days upon execution of this Contract and deliver the original copy of the certificate of encumbrances on the collaterals, the mortgage registration document, and other encumbrance certificates into the Mortgagee.

In the event of any changes to the registered particulars of the mortgage which shall be subject to registration of changes in accordance with the law, the Mortgagor shall cooperate with the Mortgagee to complete the registration procedures of changes.

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Article 9               Exercise of the Mortgage Rights

(1)	Under any of the following circumstances, the Mortgagee has the right to exercise the mortgage rights and, after reaching an agreement with the Mortgagor, have the priority in receiving compensation from the proceeds from the auction or sell-off of the collaterals, or convert the collaterals into money to pay off the debts owed by the Debtor. If the parties fail to reach an agreement on the exercise of the mortgage rights, the Mortgagee may directly request the People's Court to auction or sell off the collaterals.

1.	The Mortgagee fails to receive payment upon expiration of the performance period for any debts under the Master Contract. The aforementioned "expiration" includes the circumstance where the Mortgagee accelerates the maturity of any debts under the Master Contract in accordance with the Master Contract or relevant national laws and regulations.

2.	The circumstance as specified in Paragraph 4 of Article 6 occurs, but the Mortgagor fails to restore the value of the collaterals or provide another guarantee equivalent to the reduced value to the satisfaction of the Mortgagee.

(2)	If the principal creditor's rights of the Mortgagee are secured by any other guarantees simultaneously, the Mortgagee has the right to determine, at its sole discretion, the order of exercising the guarantees, regardless of whether such guarantees are provided by the Debtor or third parties, and the Mortgagor undertakes not to plea against with respect thereto. If the Mortgagee waives, changes, or is deprived of other security interests under the Master Contract, the Mortgagor's guarantee liability shall remain valid and shall not become invalid or be relieved or exempted as a result thereof.

Article 10              Other Provisions

(1)	Without aggravating the debtor’s responsibilities or obligations, the Mortgagee and the Debtor may modify the Master Contract upon mutual agreement without the consent of the Mortgagor. The Mortgagor shall continue to assume the mortgage guarantee liability as specified herein.

(2)	The Mortgagor shall compensate the Mortgagee for any losses arising from the false representations or warranties made under Article 1 hereof.

(3)	Prior to the determination of the credit amount secured by the maximum mortgage guarantee hereunder, if the Mortgagee transfers part of a claim of an obligation to a third party, the Mortgagee is also entitled to transfer the corresponding mortgage rights to such a third party.

After the determination of the creditor’s rights secured by the maximum mortgage guarantee hereunder, if the Mortgagee transfers part of its creditor's rights, it is entitled not to transfer the corresponding mortgage rights.

(4)	If the bank handles the financing business under an L/C for the applicant or releases documents in the form of trust receipt, the Mortgagor shall still assume the guarantee liability under this Contract. If the issuing bank modifies the L/C in accordance with the applicant's application, including but not limited to modifications to the L/C amount, validity period, time of shipment, and documents, the Mortgagor shall still assume the guarantee liability in accordance with this Contract and the content of the modified L/C (including but not limited to the L/C amount, validity period, time of shipment, and documents).

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Article 11              Liability for Breach of Contract

(1)	Upon execution of this Contract, the Mortgagee and the Mortgagor shall perform their respective obligations hereunder. A party that fails to do so or breaches any warranties or undertakings made hereunder shall be deemed to be in breach of this Contract and held liable for breach and for compensating any losses incurred by the other party therefrom.

(2)	If the Mortgagor falls under any of the following circumstances, it shall make full compensation for any economic losses incurred by the Mortgagee therefrom:

1.	The Mortgagor conceals any fact that the collaterals are co-owned, disputed, attached, supervised, detained, repeatedly mortgaged, leased, have delinquent taxes, or project payment in arrears, etc.

2.	The Mortgagor disposes of the collaterals without the written consent of the Mortgagee.

3.	Establishing the right of residence on the mortgaged property without the consent of the mortgagee.

4.	The Mortgagor commits any other acts that adversely affect the exercise of the mortgage rights by the Mortgagee.

(3)	If the Mortgagee requests the People's Court to auction or sell off the collaterals or exercises its creditor's rights by means of litigation or arbitration due to the Mortgagor's breach of this Contract, the Mortgagor shall assume the attorney fees, travel expenses, and other expenses incurred by the Mortgagee in exercising its creditor's rights.

Article 12              Service of Process

(1)	The mortgagor confirms that the following address is the service address of relevant legal documents under this Contract, such as contract performance and dispute resolution: see 18.4.

(2)	The mortgagee or the court/arbitration institution may also serve relevant legal documents by the following means of electronic service, as shown in 18.4

(3)	The address and manner of service confirmed by the mortgagor shall be applicable from the date of formation of the financial contract to the date of completion of full performance of the debt, including arbitration and litigation procedures (including the stages of first instance, second instance, retrial and execution).

(4)	The notice and litigation related legal documents sent by the mortgagee shall be deemed to have been delivered when they are sent to the above address; if they are delivered by electronic means, they shall be deemed to have been delivered as long as the relevant notice or legal document is sent to the designated address. The mortgagor shall ensure that the above address or method is accurate and effective. If the relevant information changes, it shall timely notify the mortgagee or the court / arbitration institution in writing, otherwise the original address or method of service will continue to be effective. If the information provided is inaccurate or untrue, or the information changed is not informed in time, or the mortgagor and the agent (whether or not the agent is appointed, the mortgagee or the court / arbitration institution can serve the legal representative or the person in charge) refuse to sign (including no sign), resulting in the failure of the relevant notice or legal document to be actually received, the service effect will not be affected, The mortgagor shall bear the legal consequences.

(5)	The mortgagee or the court / arbitration institution may serve the notice or legal document in one or more of the above ways. If the notice or legal document is served in many ways, it shall have the effect of service, and the time of service shall be the first.

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Article 13              Settlement of Disputes

Any and all disputes arising out of the performance of this Contract shall be settled by the parties through amicable negotiation. If no agreement is reached through negotiation, such disputes shall be settled by the method set forth in the following item (see 18.5):

(1)	Litigation. Such disputes shall be subject to the jurisdiction of the People's Court at the locality of see 18.5.

(2)	Arbitration. Such disputes shall be submitted to see 18.5 (arbitration institution) for arbitration in accordance with its arbitration rules.

During the period of litigation or arbitration, this Contract shall be continuously performed except for matters in dispute.

Article 14              Miscellaneous

(1)	The Master Contract, certificate of indebtedness, or related voucher of creditor’s right incurred hereunder shall no longer be served to the Mortgagor.

(2)	The Mortgagee has the right to provide the information in connection with this Contract and other related information to the credit reference system of the People’s Bank of China or other legally established credit information databases in accordance with relevant laws and regulations, other normative documents, or the requirements of financial regulators for the purpose of query and use by appropriately qualified institutions or individuals. The Mortgagee also has the right to query relevant information of the Mortgagor through the credit reference system of the People's Bank of China and other legally established credit information databases for the purpose of formation and performance of this Contract. The mortgagee has the right to ask the mortgagor to inquire about the status of the mortgage through the official account in the government department APP or the public number, include but not limited to, whether the mortgage is changed or changed, and the new guarantee is added. The complete query result is provided to the mortgagor in time.

(3)	See 18.6

Article 15              Effectiveness of the Contract

This Contract shall come into effect from the date when it is signed or stamped by the parties.

Article 16              This Contract may be executed in see 18.7 counterparts, with the Mortgagee holding see 18.7 counterpart(s), the Mortgagor each holding see 18.7 counterpart(s), the Debtor holding see 18.7 counterpart(s), all of which shall be equally authentic.

Article 17              Reminders

The Mortgagee has reminded the Debtor and the Mortgagor (including the co-owner) to fully and accurately understand all terms and conditions of this Contract, especially the parts in bold, and made explanations as required by the Debtor and the Mortgagor (including the co-owner). The Debtor and the Mortgagor (including the co-owner) have carefully read and fully understood all terms and conditions of this Contract, and have no objection thereto.

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Article 18

18.1	The period of the principal creditor's rights guaranteed by the Mortgagor is from__06/07/2022___ (MM/DD/YY) to _06/06/2027_ (MM/DD/YY)

18.2	Within the maximum balance of RMB 200,000,000.

18.3	The appraised price/agreed price of the collaterals is RMB 221,170,000.

18.4	Service of Process

(–)	The mortgagor confirms that the following addresses are the service addresses of relevant legal documents such as contract performance and dispute resolution under this Contract:

	1.	Address: No.88,Qiushi Rd., Wangchun Industrial Park, Ningbo

	2.	Contact people: Chien-Chen Chan (Future)

	3.	Post code: 31500

	4.	Tel: 0574-88133818

(–)	The mortgagee or the court / arbitration institution may also serve the relevant legal documents through the following electronic service methods:

Mobile number: 18312960127

Fax: 0574-88133820

Email:Future_Chan@ao-inc.com.cn

Other:/

18.5	If no agreement is reached through negotiation, such disputes shall be settled by the methods set forth in below 1:

	1.	Litigation. Such disputes shall be subject to the jurisdiction of the People's Court at the locality of the Mortgagee

	2.	Arbitration. Such disputes shall be submitted to / (arbitration institution) for arbitration in accordance with its arbitration rules

18.6	Others ：/.

18.7	This Contract may be executed in four counterparts, with the Mortgagee holding one counterparts, the Mortgagor each holding one counterpart, the Debtor holding one counterpart, and the mortgage registration center holding one counterpart, all of which shall be equally authentic.

18.8	List of Collaterals (No. 332078082200014-1)

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List of Collaterals

No.: 332078082200014-1

No.	Name of Collateral	Location of Real Property (House Property)	Real Property (House Property) Certificate No.	Gross Floor Area (m2)	Land Location and Land Certificate No.	Nature of Land Use Right and Land Use Right Certificate No.	Land Area (m2)	Term of Land Use Right	Type of Right	Purpose	Co-ownership	Value of Collateral (RMB 10,000)
1-1	real Property	No,199,Shanhai RD,Wangchun Industrial Ningbo.	Zhe(2020)Ningbo Haishu Real Property No.0296343.	69202.06	No.199,Shanhai RD,Wangchun Industrial Ningbo.	Transfer / Zhe. (2020) Ningbo Haishu Real Property Ownership No. 0296364	24100	To January 4, 2068	State-owned construction land use right/Real Estate right	Industrial land/Industry	Individually owned	22117

Note: This List of Collaterals is applicable to real estate mortgage

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(Signature Page)

Mortgagee (Seal): China Zheshang Bank Co., Ltd. Ningbo Branch	Debtor (Seal): Global Technology Inc.

Responsible Person: Weibiao Yao	Legal Representative: Chih-Hsiang Lin
or Authorized Agent	or Authorized Agent

Mortgagor (Seal): Global Technology Inc.	Mortgagor (Seal)

Legal Representative: Chih-Hsiang Lin	Legal Representative
or Authorized Agent	or Authorized Agent

Mortgagor (Seal)	Mortgagor (Seal)

Legal Representative	Legal Representative
or Authorized Agent	or Authorized Agent

Signing Date: _ __2022/06/07___
Signing Place: No.128,Wenkang Rd
Gaoxin District , Ningbo._______

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